EXHIBIT 22
                              SUBSIDIARIES OF THE COMPANY

Essential Care Medical Centers, Inc. #1
Essential Care Medical Centers, Inc. #2
Essential Care Medical Centers, Inc. #3
Essential Care Medical Centers, Inc. #5
Essential Care Medical Centers, Inc. #6
Essential Care Medical Centers, Inc. #7
DBA Health Labs
C. J. Holdings, Inc. DBA A/R Mediquest
Sysdacomp, Inc.
Greenworld Technologies, Inc.
Heart Labs of America, Inc.